Exhibit 10.05
FORM OF
MASTER TERMS AND CONDITIONS FOR WARRANTS
ISSUED BY SYMANTEC CORPORATION
          The purpose of this Master Terms and Conditions for Warrants (this “Master Confirmation”), dated as of June 9, 2006, is to set forth certain terms and conditions for warrant transactions that Symantec Corporation (“Issuer”) shall enter into with [Bank of America, N.A/Citibank, N.A.] (“[BofA/Citibank]”), as initial purchaser. Each such transaction (a “Transaction”) entered into between [BofA/Citibank] and Issuer that is to be subject to this Master Confirmation shall be evidenced by a written confirmation substantially in the form of Exhibit A hereto, with such modifications thereto as to which Issuer and [BofA/Citibank] mutually agree (a “Confirmation”). This Master Confirmation and each Confirmation together constitute a “Confirmation” as referred to in the Agreement specified below.
          This Master Confirmation and a Confirmation evidence a complete binding agreement between you and us as to the terms of the Transaction to which this Master Confirmation and such Confirmation relates. This Master Confirmation and each Confirmation hereunder, shall supplement, form a part of, and be subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) as if we had executed an only agreement in such form on the Trade Date of the first such Transaction between you and us, and such agreement shall be considered the “Agreement” hereunder.
          The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Definitions”) as published by ISDA are incorporated into this Master Confirmation. For the purposes of the Definitions, each reference herein or in any Confirmation hereunder to a Warrant shall be deemed to be a reference to a Call Option or an Option, as context requires.
          THIS MASTER CONFIRMATION WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.
          1. In the event of any inconsistency between this Master Confirmation, on the one hand, and the Definitions or the Agreement, on the other hand, this Master Confirmation will control for the purpose of the Transaction to which a Confirmation relates. In the event of any inconsistency between the Definitions, the Agreement and this Master Confirmation, on the one hand, and a Confirmation, on the other hand, the Confirmation will govern. With respect to a Transaction, capitalized terms used herein that are not otherwise defined shall have the meaning assigned to them in the Confirmation relating to such Transaction.
          2. Each party will make each payment specified in this Master Confirmation or a Confirmation as being payable by such party, not later than the due date for value on that date in the place of the account specified below or otherwise specified in writing, in freely transferable funds and in a manner customary for payments in the required currency.
          3. Confirmations and General Terms:
          This Master Confirmation and the Agreement, together with the Confirmation relating to a Transaction, shall constitute the written agreement between Issuer and [BofA/Citibank] with respect to such Transaction. Each Transaction to which a Confirmation relates is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Definitions, and shall have the following terms:

Components:	Each Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in the Confirmation for such Transaction. The payments and deliveries to be made upon settlement of each Transaction will be determined separately for each Component or such Transaction as if each Component were a separate Transaction under the Agreement.

Warrant Style:	American; provided that the Buyer agrees not to exercise any Warrants hereunder for a period of six months from the Trade Date.

Warrant Type:	Call

Seller:	Issuer

Buyer:	[BofA/Citibank]

Shares:	The common stock, USD0.01 par value per share, of Issuer (Symbol: SYMC).

Trade Date:	As set forth in the Confirmation for such Transaction

Effective Date:	As set forth in the Confirmation for such Transaction

Number of Warrants:	For each Component, as set forth in the Confirmation for such Transaction.

Multiple Exercise:	Applicable

Warrant Entitlement:	One Share Per Warrant

Minimum Number of Warrants:	0

Maximum Number of Warrants:	For any Transaction, the Number of Warrants for such Transaction.

Strike Price:	As set forth in the Confirmation for such Transaction

Premium:	As set forth in the Confirmation for such Transaction

Premium Payment Date:	As set forth in the Confirmation for such Transaction

Exchange:	Nasdaq National Market

Related Exchanges:	All Exchanges

Calculation Agent:	Buyer, which shall make all calculations, adjustments and determinations required pursuant to a Transaction and such calculations, adjustments and determinations shall be binding absent manifest error.

          4. Procedure for Exercise and Valuation:

In respect of any Component:

Expiration Time:	The Valuation Time

Expiration Date:	As set forth in the Confirmation for such Transaction (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of a Transaction hereunder; and provided, further, that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Final Disruption Date shall be the Expiration Date (irrespective of whether such date is an Expiration Date in respect of any other Component for a Transaction). Notwithstanding the foregoing and anything to the contrary in the Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the number of Warrants for the relevant Component for which such day shall be the Expiration Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Warrants for such Component. Section 6.6 of the Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Automatic Exercise:	Applicable. The Warrants for any Transaction shall be deemed automatically exercised at the Expiration Time on the Expiration Date for such Transaction if at such time the Warrants are In-the-Money. “In-the-Money” means, for any Transaction, that the Reference Price is greater than the Strike Price for such Transaction.

Reference Price:	For any Valuation Date, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page SYMC <equity> VAP SEC (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Valuation Date (or if such volume-weighted average price is unavailable, the market value of one Share on such Valuation Date, as determined by the Calculation Agent). Notwithstanding anything to the contrary in the Definitions, if there is a Market Disruption Event on any Valuation Date, then the Calculation Agent shall determine the Reference Price for such Valuation Date on the basis of its good faith estimate of the market value for the relevant Shares on such Valuation Date.

Valuation Time:	As defined in Section 6.1 of the Definitions

Valuation Date:	Each Exercise Date

Final Disruption Date:	As set forth in the Confirmation for such Transaction

Market Disruption Event:	The third and fourth lines of Section 6.3(a) of the Definitions are hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time” and replacing them with “at any time prior to the relevant Valuation Time”.
          5. Settlement Terms:

In respect of any Component:

Net Share Settlement:	On each Settlement Date, Issuer shall deliver to Buyer a number of Shares equal to the Net Share Amount for such Settlement Date to the account specified by Buyer and cash in lieu of any fractional shares valued at the Reference Price for the Valuation Date corresponding to such Settlement Date. If, Buyer reasonably determines that, for any reason, the Shares deliverable upon Net Share Settlement would not be immediately freely transferable by Buyer under Rule 144(k) under the Securities Act of 1933, as amended (the “Securities Act”), then Buyer may elect to either (x) accept delivery of such Shares notwithstanding any restriction on transfer or (y) have the provisions set forth in Section 12(c) below apply.

Net Share Amount:	For any Settlement Date, a number of Shares, as calculated by the Calculation Agent, equal to the product of (i) the number of Warrants being exercised or deemed exercised on the Exercise Date corresponding to such Settlement Date, and (ii) the excess, if any, of the Reference Price for the Valuation Date corresponding to such Settlement Date over the Strike Price for the relevant Transaction (such product, the “Net Share Settlement Amount”), divided by such Reference Price.

Settlement Currency:	USD

Failure to Deliver:	Applicable

Representation and Agreement:	To the extent Seller is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Definitions will be applicable as if Physical Settlement were applicable to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Seller is the issuer of the Shares.

Maximum Delivery Amount:	As set forth in the Confirmation for such Transaction

          6. Dividends:

In respect of any Component:

Dividend Adjustments:	Issuer agrees to notify Buyer promptly of the announcement of an ex-dividend date of any cash dividend by the Issuer. If an ex-dividend date with respect to a cash dividend occurs at any time from but excluding the Trade Date for such Transaction to and including the Expiration Date for such Transaction, then in addition to any adjustments as provided under “Share Adjustments” below, the Calculation Agent shall make such adjustments to the Strike Price for such Transaction as it deems appropriate to preserve for the parties the intended economic benefits of such Transaction.

The Calculation Agent shall provide prompt notice of any such adjustments, including a schedule or other reasonably detailed explanation of the basis for and determination of each adjustment.
          7. Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment. For purposes hereof, the definition of “Potential Adjustment Event” shall not include clause (iv) thereof.

In addition, unless the Issuer reasonably determines that any adjustment or action contemplated in clauses (i) and (ii) below, would not result in violation of any applicable law, rule, regulation or requirement of the Exchange and accordingly informs the Buyer and the Calculation Agent of such determination:

(i) notwithstanding any other right of the Calculation Agent to effect any adjustments hereunder, the Calculation Agent shall not effect any adjustments to the Strike Price for any Transaction if, as a result of such an adjustment, such Strike Price shall be equal to or less than the Relevant Price of Shares as of the Trade Date for such Transaction, and instead shall adjust any other terms of such Transaction to reflect the fair value of such adjustment; and

(ii) the occurrence of any action by the Issuer or any transaction involving the Issuer, which could reasonably be expected to result in any adjustment to the Strike Price for any Transaction resulting in such Strike Price to be equal to or less than the Relevant Price of Shares as of the Trade Date for such Transaction, shall constitute an Additional Termination Event, with respect to which the Issuer shall be the sole Affected Party and such Transaction shall be the sole Affected Transaction.

          8. Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for Other:	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination)

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that Insolvency shall not be applicable if Issuer is a debtor (or similar participant) with respect to such Insolvency.

In addition to the provisions of Section 12.6(a)(iii) of the Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.
          9. Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement of the formal or informal interpretation” and (ii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable, except if Issuer is a debtor (or similar participant) with respect to such Insolvency Filing.

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Applicable

Hedging Party:	For all applicable Additional Disruption Events, Buyer

Determining Party:	For all applicable Additional Disruption Events, Buyer
          10. Acknowledgements:

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable
          11. Representations, Warranties and Agreements:
          (a) In connection with this Master Confirmation, each Confirmation, each Transaction to which a Confirmation relates and any other documentation relating to the Agreement, each party to this Master Confirmation represents and warrants to, and agrees with, the other party that:
     (i) it is an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act; and
     (ii) it is an “eligible contract participant” as defined in Section 1(a)(12) of the Commodity Exchange Act, as amended (the “CEA”), and this Master Confirmation and each Transaction hereunder are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA.
          (b) Issuer represents and warrants to, and agrees with, Buyer on the Trade Date of each Transaction that:
     (i) IT UNDERSTANDS THAT SUCH TRANSACTION IS SUBJECT TO COMPLEX RISKS THAT MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS;
     (ii) each of its filings under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading;
     (iii) it is not entering into any Transaction to create, and will not engage in any other securities or derivatives transactions to create, actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares);
     (iv) it has not and will not directly or indirectly violate any applicable law (including, without limitation, the Securities Act and the Exchange Act) in connection with any Transaction under this Master Confirmation;

     (v) for such Transaction, it shall maintain a number of authorized but unissued Shares that are free from preemptive rights that at all times exceeds the sum of (x) the Maximum Delivery Amount for such Transaction, plus (y) the aggregate number of Shares expressly reserved for any other use (including, without limitation, Shares reserved for issuance upon the exercise of options or convertible debt), whether expressed as caps or as numbers of Shares reserved or otherwise, and, notwithstanding the provisions of Section 5(a)(ii) of the Agreement, in the event of a failure by Issuer to comply with the agreement set forth in this clause (v), there shall be no grace period for remedy of such failure;
     (vi) the Shares issuable upon exercise of all Warrants (the “Warrant Shares”) have been duly authorized and, when delivered pursuant to the terms of such Transaction, shall be validly issued, fully-paid and non-assessable, and such issuance of the Warrant Shares shall not be subject to any preemptive or similar rights; and
     (vii) without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Buyer is not making any representations or warranties with respect to the treatment of the Transactions hereunder under FASB Statements 133, as amended, or 150, EITF Issue No. 00-19 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.
          12. Miscellaneous:
          (a) Early Termination. The parties agree that Second Method and Loss will apply to each Transaction under this Master Confirmation as such terms are defined under the Agreement.
          (b) Alternative Calculations and Issuer Payment on Early Termination and on Certain Extraordinary Events. If Issuer owes Buyer any amount in connection with a Transaction hereunder pursuant to Section 12.7 or 12.9 of the Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists or could consist solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the case of an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is the Affected Party, other than an (x) Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the Agreement or (y) a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), or (v) of the Agreement that in the case of either (x) or (y) resulted from an event or events outside Issuer’s control) (a “Issuer Payment Obligation”), Issuer shall have the right, in its sole discretion, to satisfy any such Issuer Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Buyer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the Closing Date or Early Termination Date, as applicable (“Notice of Issuer Termination Delivery”). Within a commercially reasonable period of time following receipt of a Notice of Issuer Termination Delivery, Issuer shall deliver to Buyer a number of Termination Delivery Units having a cash value equal to the amount of such Issuer Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be sold over a commercially reasonable period of time to generate proceeds equal to the cash equivalent of such payment obligation, and the date of such delivery, the “Termination Payment Date”). In addition, if, in the reasonable opinion of counsel to Issuer or Buyer, for any reason, the Termination Delivery Units deliverable pursuant to this paragraph (b) would not be immediately freely transferable by Buyer under Rule 144(k) under the Securities Act, then Buyer may elect either to (x) accept delivery of such Termination Delivery Units notwithstanding any restriction on transfer or (y) have the provisions set forth in paragraph (c) below apply.
“Termination Delivery Unit” means (i) in the case of a Termination Event, an Event of Default or an Extraordinary Event (other than an Insolvency, Nationalization, Merger Event or Tender Offer), one Share or (ii) in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If a Termination Delivery Unit consists of property other than cash or New Shares and Issuer provides irrevocable written notice to the Calculation Agent on or prior to the Closing Date that it elects to deliver cash, New Shares or a combination thereof (in such proportion as Issuer designates) in lieu of such other property, the Calculation Agent will replace such property with cash, New Shares or a combination thereof as components of a Termination Delivery Unit in such amounts, as determined by the Calculation Agent in its discretion by commercially reasonable means, as shall have a value equal to the value of the property so replaced. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.
     (c) Registration/Private Placement Procedures. (i) With respect to each Transaction, the following provisions shall apply to the extent applicable as provided for above opposite the caption “Net Share Settlement” in Section 5 or in paragraph (b) of this Section 12. If so applicable, then, at the election of Issuer by notice to Buyer within one Exchange Business Day after the relevant delivery obligation arises, but in any event at least one Exchange Business Day prior to the date on which such delivery obligation is due, either (A) all Shares or Termination Delivery Units, as the case may be, delivered by Issuer to Buyer shall be, at the time of such delivery, covered by an effective registration statement of Issuer for immediate resale by Buyer (such registration statement and the corresponding prospectus (the “Prospectus”) (including, without limitation, any sections describing the plan of distribution) in form and content commercially reasonably satisfactory to Buyer) or (B) Issuer shall deliver additional Shares or Termination Delivery Units, as the case may be, so that the value of such Shares or Termination Delivery Units, as determined by the Calculation Agent to reflect an appropriate liquidity discount, equals the value of the number of Shares or Termination Delivery Units that would otherwise be deliverable if such Shares or Termination Delivery Units were freely tradeable (without prospectus delivery) upon receipt by Buyer (such value, the “Freely Tradeable Value”); provided that the Buyer agrees that the value, credited to Issuer, of Shares or Termination Delivery Units delivered pursuant to clause (B) above shall not be lower than 90% of the market price of the Shares or such Termination Delivery Units at the time of such delivery; provided, further that Issuer may not make the election described in this clause (B) if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Issuer to Buyer (or any affiliate designated by Buyer) of the Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Shares by Buyer (or any such affiliate of Buyer); provided, further that, for the avoidance of doubt, the Seller shall not be prohibited from delivering any Shares or Termination Delivery Units in accordance with the private placement procedures described in paragraph (c)(iii) below if, at the time of such delivery, the Seller would otherwise be unable to elect to deliver Shares or Termination Delivery Units in a registered offering pursuant to paragraph (c)(ii) below. (For the avoidance of doubt, as used in this paragraph (b) only, the term “Issuer” shall mean the Issuer and/or the issuer of the relevant securities, as the context shall require.)
     (ii) If Issuer makes the election described in clause (c)(i)(A) above:
     (A) Buyer (or an Affiliate of Buyer designated by Buyer) shall be afforded a reasonable opportunity to conduct a due diligence investigation with respect to Issuer that is customary in scope for underwritten offerings of equity securities and that yields results that, with respect to registered offerings and customary standards of disclosure relating thereto, are commercially reasonably satisfactory to Buyer or such Affiliate, as the case may be, in its discretion; and
     (B) Buyer (or an Affiliate of Buyer designated by Buyer) and Issuer shall enter into an agreement (a “Registration Agreement”) on commercially reasonable terms in connection with the public resale of such Shares or Termination Delivery Units, as the case may be, by Buyer or such Affiliate substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance commercially reasonably satisfactory to Buyer or such Affiliate and Issuer, which Registration Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, Buyer and its Affiliates and Issuer, shall provide for the payment by Issuer of all reasonable out-of-pocket expenses in connection with such registration, including all registration costs and all fees and expenses of counsel for Buyer, and shall provide for the delivery of accountants’ “comfort letters” to Buyer or such Affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the Prospectus.
     (iii) If Issuer makes the election described in clause (c)(i)(B) above:

     (A) Buyer (or an Affiliate of Buyer designated by Buyer) and any potential institutional purchaser of any such Shares or Termination Delivery Units, as the case may be, from Buyer or such Affiliate identified by Buyer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation in compliance with applicable law with respect to Issuer customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them), subject to execution by such recipients of customary confidentiality agreements reasonably acceptable to Issuer;
     (B) Buyer (or an Affiliate of Buyer designated by Buyer) and Issuer shall enter into an agreement (a “Private Placement Agreement”) on commercially reasonable terms in connection with the private placement of such Shares or Termination Delivery Units, as the case may be, by Issuer to Buyer or such Affiliate and the private resale of such shares by Buyer or such Affiliate, substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to Buyer and Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, Buyer and its Affiliates and Issuer, shall provide for the payment by Issuer of all reasonable out-of-pocket expenses in connection with such resale, including all fees and expenses of counsel for Buyer, shall contain representations, warranties and agreements of Issuer reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales, and shall use best efforts to provide for the delivery of accountants’ “comfort letters” to Buyer or such Affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the offering memorandum prepared for the resale of such Shares; and
     (C) Issuer agrees that any Shares or Termination Delivery Units so delivered to Buyer, (i) may be transferred by and among Buyer and its affiliates, and Issuer shall effect such transfer without any further action by Buyer and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed with respect to such Shares or any securities issued by Issuer comprising such Termination Delivery Units, Issuer shall promptly remove, or cause the transfer agent for such Shares or securities to remove, any legends referring to any such restrictions or requirements from such Shares or securities upon delivery by Buyer (or such affiliate of Buyer) to Issuer or such transfer agent of seller’s and broker’s representation letters customarily delivered by Buyer in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Buyer (or such affiliate of Buyer).
          (d) Make-whole Shares. If (x) Issuer elects to deliver Termination Delivery Units pursuant to paragraph (b) of this Section 12 or (y) Issuer makes the election described in clause (c)(i)(B) of paragraph (c) of this Section 12, then in either case Buyer or its affiliate may sell (which sale shall be made in a commercially reasonable manner) such Shares or Termination Delivery Units, as the case may be, during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Shares or Termination Delivery Units, as the case may be, and ending on the Exchange Business Day on which Buyer completes the sale of all such Shares or Termination Delivery Units, as the case may be, or a sufficient number of Shares or Termination Delivery Units, as the case may be, so that the realized net proceeds of such sales exceed the amount of the Issuer Payment Obligation (in the case of clause (x), or in the case that both clause (x) and clause (y) apply) or the Freely Tradeable Value (in the case that only clause (y) applies) (such amount of the Issuer Payment Obligation or Freely Tradeable Value, as the case may be, the “Required Proceeds”); provided that the Buyer shall use its reasonable efforts to ensure that any resale hereunder shall be conducted on the terms as favorable to the Seller as commercially practicable at the time of such resale, and provided, further that the Buyer agrees that the proceeds credited to the Issuer as a result of any sale of Shares of Termination Delivery Units hereunder shall not be lower than 90% of the market price of the Shares or such Termination Delivery Units at the time of such sale. If any of such delivered Shares or Termination Delivery Units remain after such realized net proceeds exceed the Required Proceeds, Buyer shall return such remaining Shares or Termination Delivery Units to Issuer. If the Required Proceeds exceed the realized net proceeds from such resale, Issuer shall transfer to Buyer by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”), in the Issuer’s discretion, in cash or in a number of additional Shares or Termination Delivery Units (“Make-whole Shares”) in an amount that, based on the Relevant Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Relevant Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares in the manner contemplated by this Section 12(d). This provision shall be applied successively until the Additional Amount is equal to zero, subject to Section 12(e).
          (e) Limitations on Settlement by Issuer. Notwithstanding anything herein or in the Agreement to the contrary, in no event shall Issuer be required to deliver Shares in connection with any Transaction in excess of the Maximum Delivery Amount for such Transaction. Issuer represents and warrants (which shall be deemed to be repeated on each day that the Transaction is outstanding) that the Maximum Delivery Amount for all Transactions hereunder is equal to or less than the number of authorized but unissued Shares of the Issuer that are not reserved for future issuance in connection with transactions in the Shares (other than all Transactions hereunder) on the date of the determination of the Maximum Delivery Amount for all Transactions hereunder (such Shares, the “Available Shares”). In the event Issuer shall not have delivered the full number of Shares otherwise deliverable as a result of this Section 12(e) (the resulting deficit, the “Deficit Shares”), Issuer shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Issuer or any of its subsidiaries after the Trade Date for the relevant Transaction (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (iii) Issuer additionally authorizes and unissued Shares that are not reserved for other transactions. Issuer shall immediately notify Buyer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter.
          (f) Set-Off and Netting. Both parties waive any rights to set-off or net amounts due either party with respect to any Transaction hereunder against amounts due to either party from the other party under any other agreement between the parties.
          (g) Status of Claims in Bankruptcy. Buyer acknowledges and agrees that this Master Confirmation, together with any Confirmation, is not intended to convey to Buyer rights with respect to any Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Issuer; provided that nothing herein shall limit or shall be deemed to limit Buyer’s right to pursue remedies in the event of a breach by Issuer of its obligations and agreements with respect to any Transaction; and provided, further, that nothing herein shall limit or shall be deemed to limit Buyer’s rights in respect of any transactions other than the Transactions.
          (h) No Collateral. Notwithstanding any provision of this Master Confirmation, any Confirmation or the Agreement, or any other agreement between the parties, to the contrary, the obligations of Issuer under the Transactions are not secured by any collateral. Without limiting the generality of the foregoing, if this Master Confirmation, the Agreement or any other agreement between the parties includes an ISDA Credit Support Annex or other agreement pursuant to which Issuer collateralizes obligations to Buyer, then the obligations of Issuer hereunder shall not be considered to be obligations under such Credit Support Annex or other agreement pursuant to which Issuer collateralizes obligations to Buyer, and any Transactions hereunder shall be disregarded for purposes of calculating any Exposure, Market Value or similar term thereunder.
          (i) Assignment of Share Delivery to Affiliates. Buyer has the right to assign any or all of its rights and obligations under a Transaction to deliver or accept delivery of Shares to any of its Affiliates; provided that Issuer shall have recourse to Buyer in the event of failure by the assignee to perform any of such obligations hereunder. Notwithstanding the foregoing, the recourse to Buyer shall be limited to recoupment of Issuer’s monetary damages and Issuer hereby waives any right to seek specific performance by Buyer of its obligations hereunder. Such failure after any applicable grace period shall be deemed to be an Additional Termination Event, such Transaction shall be the only Affected Transaction and Buyer shall be the only Affected Party.
          (j) Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Buyer may not exercise any Warrant hereunder, Automatic Exercise shall not apply with respect thereto, and any delivery pursuant to Section 12(b) shall not be made, to the extent (but only to the extent) that the receipt of any Shares upon such exercise or delivery would result in Buyer directly or indirectly beneficially owning (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time in excess of 4.9% of the outstanding Shares. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would result in Buyer directly or indirectly so beneficially owning in excess of 4.9% of the outstanding Shares. If any delivery owed to Buyer hereunder is not made, in whole or in part, as a result of this provision, Issuer’s obligation to make such delivery shall not be extinguished and Issuer shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, Buyer gives notice to Issuer that such delivery would not result in Buyer directly or indirectly so beneficially owning in excess of 4.9% of the outstanding Shares.
          (k) Transfer. Notwithstanding any provision of the Agreement to the contrary, Buyer may, subject to applicable law, freely transfer and assign all of its right and obligations under any Transaction without the consent of Seller.
          (l) Severability; Illegality. If compliance by either party with any provision of a Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.
          (m) Waiver of Trial by Jury. EACH OF ISSUER AND BUYER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS TRANSACTION OR THE ACTIONS OF BUYER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.
          (n) Confidentiality. Notwithstanding any provision in this Master Confirmation, any Confirmation or the Agreement, in connection with Section 1.6011-4 of the Treasury Regulations, the parties hereby agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.
          (o) Securities Contract; Swap Agreement. The parties hereto intend for: (i) each Transaction hereunder to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 555 and 560 of the Bankruptcy Code; (ii) a party’s right to liquidate a Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code; (iii) any cash, securities or other property provided as performance assurance, credit support or collateral with respect to a Transaction to constitute “margin payments” and “transfers” under a “swap agreement” as defined in the Bankruptcy Code; and (iv) all payments for, under or in connection with a Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” and “transfers” under a “swap agreement” as defined in the Bankruptcy Code.
          (p) Additional Termination Event. If at any time Buyer reasonably determines that it is advisable to terminate a portion of the Transaction so that Buyer’s related hedging activities will comply with applicable securities laws, rules or regulations, an Additional Termination Event shall occur in respect of which (1) Issuer shall be the sole Affected Party and (2) the Transaction shall be the sole Affected Transaction.
          (q) Effectiveness. If, prior to the Effective Date for any Transaction, Buyer reasonably determines that it is advisable to cancel such Transaction because of concerns that Buyer’s related hedging activities could be viewed as not complying with applicable securities laws, rules or regulations, such Transaction shall be cancelled and shall not become effective, and neither party shall have any obligation to the other party in respect of such Transaction.
          (r) Amendment. The Buyer agrees with the Seller, upon the Seller’s request, to enter, at any time during the period commencing on the Effective Date for any Transaction and ending on and including the 13th day following such Effective Date, into a new confirmation providing for an increase to the initial aggregate Number of Warrants for such Transaction issued under the Confirmation for such Transaction in the amount equal up to 10% of the initial aggregate Number of Warrants for such Transaction, on the same pricing terms as those contained in the confirmation relating to such original Number of Warrants (such additional Confirmation to provide for the payment by Buyer to Seller of the additional premium related thereto).
          13. Addresses for Notice:

If to [BofA/Citibank]:	[ ]
[ ]
[ ]
	Attention:	[ ]
	Facsimile:	[ ]
	Telephone:	[ ]

with a copy to:	[ ]
[ ]
[ ]
	Attention:	[ ]
	Facsimile:	[ ]
	Telephone:	[ ]

If to Issuer:	Symantec Corporation
20330 Stevens Creek Blvd.
Cupertino, CA 95014
	Attention:	Treasurer
	Telephone:	(408) 517-8000

with a copy to:	Fenwick & West
801 California St.
Mountain View, CA 94041
Attn: Dan Winnike
          14. Accounts for Payment:

To [BofA/Citibank]:	[Account Information]

To Issuer:	To be advised.
          15. Delivery Instructions:
          Unless otherwise directed in writing, any Share to be delivered hereunder shall be delivered as follows:

To [BofA/Citibank]:	To be advised.

To Issuer:	To be advised.

Yours sincerely,

[Bank of America, N.A./Citibank, N.A.]

By:	/s/

Name: [Respective Officer of Bank of America, N.A. or Citibank, N.A., as appropriate]
Title: [Title of Respective Officer of Bank of America, N.A. or Citibank, N.A., as appropriate]
Confirmed as of the
date first above written:
SYMANTEC CORPORATION

By:	/s/ James A. Beer

Name: James A. Beer
Title: Executive Vice President and Chief Financial Officer

EXHIBIT A
FORM OF WARRANT
See attached Schedule A for completion of terms
CONFIRMATION

Date:	June 12, 2006

To:	Symantec Corporation (“Issuer”)

Telefax No.:	(408) [___-___]

Attention:	Treasurer

From:	[Bank of America, N.A/Citibank, N.A.] (“[BofA/Citibank]”)

Telefax No.:	[Telefax No.]
Transaction Reference Number: [Transaction Reference Number]
     The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced Transaction entered into on the Trade Date specified below between you and us. This Confirmation supplements, forms a part of, and is subject to the Master Terms and Conditions for Warrants Issued by Symantec Corporation dated as of June 9, 2006 and as amended from time to time (the “Master Confirmation”) between you and us.
     1. The definitions and provisions contained in the Definitions (as such term is defined in the Master Confirmation) and in the Master Confirmation are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.
     2. The particular Transaction to which this Confirmation relates shall have the following terms:

Trade Date:	June 12, 2006

Effective Date:	June 16, 2006

Strike Price:	[ ]

Premium:	[ ]

Premium Payment Date:	June 16, 2006

Final Disruption Date:	[ ]

Maximum Delivery Amount:	[ ]
For each Component of the Transaction, the Number of Warrants and Expiration Date are as set forth below.

A-1

Component Number	Number of Warrants	Expiration Date
1.	[ ]	[ ]
2.	[ ]	[ ]
3.	[ ]	[ ]
4.	[ ]	[ ]
5.	[ ]	[ ]
6.	[ ]	[ ]
7.	[ ]	[ ]
8.	[ ]	[ ]
9.	[ ]	[ ]
10.	[ ]	[ ]
11.	[ ]	[ ]
12.	[ ]	[ ]
13.	[ ]	[ ]
14.	[ ]	[ ]
15.	[ ]	[ ]
16.	[ ]	[ ]
17.	[ ]	[ ]
18.	[ ]	[ ]
19.	[ ]	[ ]
20.	[ ]	[ ]
21.	[ ]	[ ]
22.	[ ]	[ ]
23.	[ ]	[ ]
24.	[ ]	[ ]
25.	[ ]	[ ]
26.	[ ]	[ ]
27.	[ ]	[ ]
28.	[ ]	[ ]
29.	[ ]	[ ]
30.	[ ]	[ ]
31.	[ ]	[ ]
32.	[ ]	[ ]
33.	[ ]	[ ]
34.	[ ]	[ ]
35.	[ ]	[ ]
36.	[ ]	[ ]
37.	[ ]	[ ]
38.	[ ]	[ ]
39.	[ ]	[ ]
40.	[ ]	[ ]

A-2

     3. Issuer hereby agrees (a) to check this Confirmation promptly upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Confirmation relates, by manually signing this Confirmation and providing any other information requested herein or in the Master Confirmation and immediately returning an executed copy to Confirmation Unit via [___]. Hard copies should be returned to [___].

Yours sincerely,

[Bank of America, N.A./Citibank, N.A.]

By:	/s/
Name: [Respective Officer of Bank of America, N.A. or Citibank, N.A., as appropriate]
Title: [Title of Respective Officer of Bank of America, N.A. or Citibank, N.A., as appropriate]
Confirmed as of the
date first above written:
SYMANTEC CORPORATION

By:	/s/ James A. Beer
Name: James A. Beer
Title: Executive Vice President and Chief Financial Officer

SCHEDULE A

Strike Price:	USD 27.3175

Premium:	An aggregate premium of approximately $326 million was paid by Bank of America, N.A. and Citibank, N.A. to the company in connection with the warrant transactions.

Final Disruption Date:	September 9, 2011 or September 12, 2013, as appropriate.

Maximum Deliver Amount:	Two times the aggregate Number of Warrants for all Expiration Dates.

Number of Warrants:	An aggregate of 28,762,305 warrants or 26,147,550 warrants, as appropriate.

Expiration Date:	The period July 5, 2011 to August 29, 2011 or July 8, 2013 to August 30, 2013, as appropriate.